EXHIBIT NO. 4(j)

FIFTH AMENDMENT

TO REVOLVING CREDIT AND

GRARANTY AGREEMENT

FIFTH AMENDMENT, dated as of October 31, 2003 (the “Amendment”), to the REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of December 6, 2000, among ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (the “Borrower”), a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Guarantors named therein (the “Guarantors”), JPMORGAN CHASE BANK, a New York banking corporation JPMorgan Chase”) successor to The Chase Manhattan Bank, each of the other financial institutions party thereto (together with JPMorgan Chase, the “Banks”) and JPMORGAN CHASE BANK, as Agent for the Banks (in such capacity, the “Agent”) successor to The Chase Manhattan Bank:

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Banks and the Agent are parties to that certain Revolving Credit and Guaranty Agreement, dated as of December 6, 2000, as amended by that certain First Amendment to Revolving Credit and Guaranty Agreement dated as of February 2, 2001, that certain Amendment Letter dated as of February 28, 2001, that certain Second Amendment to Revolving Credit and Guaranty Agreement dated as of May 29, 2001, that certain Third Amendment to Revolving Credit and Guaranty Agreement dated as of June 4, 2001 and that certain Fourth Amendment to Revolving Credit and Guaranty Agreement dated September 30, 2002 (as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers and the Guarantors have requested that from and after the Effective Date (as hereinafter defined) of this Amendment, the Credit Agreement be amended subject to and upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. As used herein, all terms that are defined in the Credit Agreement shall have the same meanings herein.

2. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Maturity Date” in its entirety to read as follows:

“Maturity Date” shall mean December 8, 2004.

3. This Amendment shall not become effective (the “Effective Date”) until (i) the date on which this Amendment shall have been executed by the Borrower, the Guarantors, the Banks and the Agent, and the Agent shall have received evidence satisfactory to it of such execution, and (ii) the Bankruptcy Court shall have entered an order in form and substance satisfactory to the Agent authorizing the terms of this Amendment and the conditional payment by the Borrower to the Agent, for its own account of an arrangement fee in the amount and upon the conditions heretofore agreed upon by the Borrower and the Agent, and for the respective account of each Bank, a conditional amendment fee in the amount and upon the conditions heretofore agreed upon by the Borrower and the Banks.

4. Except to the extent hereby amended, the Credit Agreement and each of the Loan Documents remain in full force and effect and are hereby ratified and affirmed.

5. The Borrower agrees that its obligations set forth in Section 10.05 of the Credit Agreement shall extend to the preparation, execution and delivery of this Amendment, including the reasonable fees and disbursements of special counsel to the Agent.

6. This Amendment shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein or (b) to prejudice any right or rights which the Agent or the Banks may now have or have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein. Whenever the Credit Agreement is referred to in the Credit Agreement or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, such reference shall be deemed to mean the Credit Agreement as modified by this Amendment.

7. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/S/ Leonard A. Campanaro

Name: Leonard A. Campanaro Title: Senior Vice President & Chief Financial Officer

By:	/S/ Barry M. Sullivan

Name: Barry M. Sullivan Title: Vice President & Treasurer

GUARANTORS:

NITRAM LIQUIDATORS, INC.

By:	/S/ Walter T. Gangl

Name: Walter T. Gangl Title: Assistant Secretary

DESSEAUX CORPORATION OF NORTH AMERICA

By:	/S/ Walter T. Gangl

Name: Walter T. Gangl Title: President & Assistant Secretary

JPMORGAN CHASE BANK Individually and as Agent

By:	/S/ Stephanie Parker

Name: Stephanie Parker Title: Vice President

BANK OF AMERICA, N.A.

By:	/S/ R. Barkowicz

Name: R. Batkowicz Title: Vice President

BARCLAYS BANK PLC

By:	/S/ Nicholas Bell

Name: Nicholas Bell Title: Director